Exhibit 4.1

UNIT PURCHASE OPTION

THE REGISTERED HOLDER OF THIS UNIT PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT THE SECURITIES EVIDENCED BY THIS UNIT PURCHASE OPTION MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS UNIT PURCHASE OPTION AGREES THAT THE SECURITIES EVIDENCED BY THIS UNIT PURCHASE OPTION WILL NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS UNIT PURCHASE OPTION OR THE SECURITIES EVIDENCED BY THIS UNIT PURCHASE OPTION, FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN TO ANY MEMBER PARTICIPATING IN THE OFFERING AND THE OFFICERS OR PARTNERS THEREOF, IF ALL SECURITIES SO TRANSFERRED REMAIN SUBJECT TO THE LOCK-UP RESTRICTION SET FORTH ABOVE FOR THE REMAINDER OF THE TIME PERIOD.

DIRECT DIGITAL HOLDINGS, INC.

UNIT PURCHASE OPTION

FOR THE PURCHASE OF 70,000 UNITS

EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK

AND ONE WARRANT TO PURCHASE COMMON STOCK

AND

FOR THE PURCHASE OF 10,500 ADDITIONAL WARRANTS TO PURCHASE

COMMON STOCK THAT ARE NOT INCLUDED IN THE UNITS

Unit Purchase Option No.: 1

Number of Units: 70,000

Number of Additional Warrants (not included in the Units): 10,500

Date of Issuance: February 15, 2022 (“Issuance Date”)

Date of Commencement of Sales Pursuant to the
Underwriting Agreement: February 10, 2022

(“Sales Commencement Date”)

DIRECT DIGITAL HOLDINGS, INC. (THE “COMPANY”) HEREBY CERTIFIES THAT, in consideration of $50.00 duly paid by or on behalf of all of the recipients of Unit Purchase Options, The Benchmark Company, LLC (“Holder”), as registered owner of this Unit Purchase Option (“Unit Purchase Option” or “UPO”), Holder is entitled, at any time or from time to time commencing on the “Commencement Date,” which shall be the effective date (the “Effective Date”) of the Company’s registration statement on Form S-1 (File No.: 333-261059) (the “Registration Statement”) pursuant to which units (each unit consisting of one share of the Company’s Common Stock (“Share”), and one Warrant of the Company) are offered for sale to the public (the “Offering”) by and at or before 5:00 p.m., Eastern Time, on the fifth anniversary of the Effective Date (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, (i) up to 70,000 units (the “Units”), each Unit consisting of one Share and one Warrant of the Company and (ii) up to 10,500 additional Warrants not included in the Units. The Warrants (both those included in the Units and those that are not included in the Units) will be identical to the Warrants included in the Units offered to the public by the Company pursuant to the Registration Statement. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this UPO may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the UPO. This UPO is initially exercisable at (i) $6.60 per Unit (or 120% of the public offering price of the Units being sold in the Offering) so purchased and (ii) $0.012 per Warrant (or 120% of the public offering price of the Warrants being sold in the Offering); provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this UPO, including the exercise price per Unit and per Warrant and the number of Units and Warrants to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. This UPO is one of the UPOs issued pursuant to (i) Section 3(e) of the Underwriting Agreement, dated as of February 10, 2022, by and among the Company, The Benchmark Company, LLC and Roth Capital Partners, LLC, as the Representatives of the several underwriters, if any, named in Schedule I thereto (the “Underwriting Agreement”) and the Company’s Registration Statement. For the avoidance of doubt, references to “Units” shall include the Warrants not included in the Units that may be purchased pursuant to this UPO, unless the context dictates otherwise.

1.	EXERCISE OF UPO.

(a)            Mechanics of Exercise. Subject to the terms and conditions hereof, this UPO may be exercised by the Holder on any day on or after the date that is 180 days after the Effective Date (the “Exercisability Date”), on one or more occasions, in whole or in part (but not as to fractional shares), by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”) of the Holder’s election to exercise this UPO. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice form be required. Within two (2) Trading Days of the delivery of such Exercise Notice, if the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(d) of this UPO, the Holder shall pay to the Company an amount equal to the applicable Exercise Price multiplied by the number of Units or Warrants as to which this UPO is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to surrender this UPO in order to effect an exercise hereunder; provided, however, that in the event that this UPO is exercised in full or for the remaining unexercised portion hereof, the Holder shall deliver this UPO to the Company for cancellation within a reasonable time after such exercise. On or before the first Trading Day following the date on which the Company has received the Exercise Notice (the date upon which the Company has received the Exercise Notice, the “Exercise Date”), the Company shall transmit by facsimile or email transmission an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent for the Common Stock (the “Transfer Agent”). The Company shall deliver any objection to the Exercise Notice on or before the second Trading Day following the date on which the Company has received the Exercise Notice. On or before the second Trading Day following the date on which the Company has received the Exercise Notice, provided the Aggregate Exercise Price has been received by the Company prior to such Trading Day, the Company shall, (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”) and so long as the certificates therefor are not required to bear a legend regarding restriction on transferability, upon the request of the Holder, credit such aggregate number of shares of Common Stock and Warrants included in the Units or such aggregate number of Warrants to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y), if the Transfer Agent is not participating in the FAST Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Shares and Warrants to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice and payment of the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Shares and Warrants with respect to which this UPO has been exercised, irrespective of the date such Shares and Warrants are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Shares and Warrants, as the case may be. If this UPO is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Units or Warrants represented by this UPO submitted for exercise is greater than the number of Units or Warrants being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Trading Days after any such submission and at its own expense, issue a new UPO (in accordance with Section 7(d)) representing the right to purchase the number of Units and Warrants purchasable immediately prior to such exercise under this UPO, less the number of Units and Warrants with respect to which this UPO has been and/or is exercised. The Company shall pay any and all taxes and other expenses of the Company (including overnight delivery charges) that may be payable with respect to the issuance and delivery of Units or Warrants upon exercise of this UPO; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Shares, Warrants or UPOs in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this UPO or receiving Units upon exercise hereof.

(b)            Exercise Price. For purposes of this UPO, “Exercise Price” means (i) with respect to the Units, $6.60 per Unit, subject to adjustment as provided herein, and (ii) with respect to the additional Warrants not included in the Units, $0.012.

(c)            Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within five (5) Business Days of the Exercise Date certificates for the number of Shares and Warrants to which the Holder is entitled and register such Shares and Warrants on the Company’s share and warrant register, or to credit the Holder’s balance account with DTC for such number of Shares and Warrants to which the Holder is entitled upon the Holder’s exercise of this UPO, and if on or after such Trading Day the Holder purchases, or another Person purchasers on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) Shares and Warrants to deliver in satisfaction of a sale by the Holder of Shares and Warrants issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within three (3) Business Days after the Holder’s written request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Shares and Warrants so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificates (and to issue such Shares and Warrants) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Shares and Warrants and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Shares and Warrants, respectively, times (B) the Weighted Average Price (as reported by Bloomberg) of the Shares and Warrants, respectively, on the date of the event giving rise to the Company’s obligation to deliver such certificates.

(d)            Cashless Exercise. In lieu of the payment of the Exercise Price multiplied by the number of Units or Warrants for which this UPO is exercisable (and in lieu of being entitled to receive Units) in the manner required by Section 1(a), the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this UPO into Units or Warrants (the “Conversion Right”) as follows:

(A)            Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units or Warrants equal to the quotient obtained by dividing (x) the Value of the portion of the UPO being converted by (y) in the case of the Units, the combined Current Market Price of a Share and a Warrant or, in the case of the Warrants not included in the Units, the Current Market Price of a Warrant.

(B)            The “Value” of the portion of the UPO being converted shall equal the remainder derived by subtracting (a) (i) the Exercise Price multiplied by (i) the number of Units or Warrants underlying the portion of this UPO being converted, from (ii) in the case of the Units, the combined Current Market Value of a Share and a Warrant multiplied by the number of Units underlying the portion of the UPO being converted or, in the case of the Warrants not included in the Units, the Current Market Value of a Warrant multiplied by the number of Warrants underlying the portion of the UPO being converted.

(C)            As used herein, the term “Current Market Value” per Unit or Warrant at any date means the remainder derived by subtracting (x) the exercise price per Unit or Warrant from (y) in the case of the Units, the combined Current Market Price of a Share and a Warrant or, in the case of the Warrants not included in the Units, the Current Market Price of a Warrant.

(D)           The “Current Market Price” of a Share or a Warrant shall mean (i) if the Shares or Warrants are listed on a national securities exchange or quoted on the OTCQB or OTCQX (or any successor exchange or entity), the closing or last sale price of the Shares or Warrants (as applicable) in the principal trading market for the Shares or the Warrants on the last trading day preceding the day in question as reported by the exchange, the OTCQB or OTCQX, as the case may be; (ii) if the Shares or Warrants are not listed on a national securities exchange or quoted on the OTCQB or OTCQX, but are traded in the residual over-the-counter market, the closing bid price for the Shares or Warrants (as applicable) on the last trading day preceding the date in question for which such quotations are reported in the “pink sheets” published by OTC Markets Group Inc. or similar publisher of such quotations; and (iii) if the fair market value of the Shares or Warrants cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

(E)            The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Exercisability Date and not later than the Expiration Date by delivering the UPO with the duly executed Exercise Notice attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Units or Warrants the Holder will purchase pursuant to such Cashless Exercise Right.

(e)            Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as amended, as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Units or Warrants issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Units or Warrants shall be deemed to have commenced, on the Issuance Date.

(f)            Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Units or Warrants, the Company shall promptly issue to the Holder the number of Units or Warrants that are not disputed.

(g)            Beneficial Ownership. The Company shall not effect the exercise of this UPO, and the Holder shall not have the right to exercise this UPO, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock and Warrants issuable upon exercise of this UPO with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock and Warrants which would be issuable upon (i) exercise of the remaining, unexercised portion of this UPO beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this UPO, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this UPO, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

2.            ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The Exercise Price and the number of Units and Warrants shall be adjusted from time to time as follows:

(a)            Voluntary Adjustment by Company. The Company may at any time during the term of this UPO reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b)            Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Units and Warrants will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Units and Warrants will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)            Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Units and Warrants so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(c) will increase the Exercise Price or decrease the number of Units or Warrants as otherwise determined pursuant to this Section 2.

3.            RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company, at any time while this UPO is outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or UPOs to subscribe for or purchase any security other than the Common Stock (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), then in each such case the Exercise Price per Unit shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Weighted Average Price determined as of the record date mentioned above, and of which the numerator shall be such Weighted Average Price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

4.	PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)            Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this UPO (without regard to any limitations on the exercise of this UPO) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)            Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing (unless the Company is the Successor Entity) all of the obligations of the Company under this UPO in accordance with the provisions of this Section (4)(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of the UPOs in exchange for such UPOs securities of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this UPO, including, without limitation, adjusted exercise prices equal to the values for the Units and Warrants reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of units and warrants of securities equivalent to the shares of Common Stock and Warrants acquirable and receivable upon exercise of this UPO (without regard to any limitations on the exercise of this UPO) prior to such Fundamental Transaction, and reasonably satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this UPO referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this UPO with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this UPO at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the UPO prior to such Fundamental Transaction, such shares of the publicly traded common stock or common shares (or its equivalent) and warrants (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this UPO been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this UPO. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this UPO at any time after the consummation of the Corporate Event but prior to the Expiration Date, in lieu of shares of Common Stock and Warrants (or other securities, cash, assets or other property) purchasable upon the exercise of this UPO prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including UPOs or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Corporate Event had this UPO been exercised immediately prior to such Corporate Event. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section 4(b) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this UPO.

(c)           Applicability to Successive Transactions. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this UPO.

5.            NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this UPO, and will at all times in good faith comply with all the provisions of this UPO and take all actions consistent with effectuating the purposes of this UPO. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this UPO or the Warrants issuable upon exercise of the UPO above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this UPO, and (iii) shall, so long as this UPO is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this UPO and the Warrants issuable upon exercise of the UPO, 100% of the number of shares of Common Stock and Warrants issuable upon exercise of this UPO then outstanding (without regard to any limitations on exercise).

6.            UPO HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this UPO, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this UPO be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this UPO, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Shares which such Person is then entitled to receive upon the due exercise of this UPO. In addition, nothing contained in this UPO shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this UPO or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.	REISSUANCE OF UPOS.

(a)            Transfer of UPO. If this UPO is to be transferred, the Holder shall surrender this UPO to the Company and deliver the completed and executed Assignment Form, in the form attached hereto as Exhibit B, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new UPO (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Units being transferred by the Holder and, if less than the total number of Units and Warrants then underlying this UPO is being transferred, a new UPO (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Units and Warrants not being transferred.

(b)            Lost, Stolen or Mutilated UPO. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this UPO, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this UPO, the Company shall execute and deliver to the Holder a new UPO (in accordance with Section 7(d)) representing the right to purchase the Units and Warrants then underlying this UPO.

(c)            Exchangeable for Multiple UPOs. This UPO is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new UPO or UPOs (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Units and Warrants then underlying this UPO, and each such new UPO will represent the right to purchase such portion of such Units and Warrants as is designated by the Holder at the time of such surrender; provided, however, that no UPOs for fractional shares of Common Stock and no fractional Warrants shall be given.

(d)            Issuance of New UPOs. Whenever the Company is required to issue a new UPO pursuant to the terms of this UPO, such new UPO (i) shall be of like tenor with this UPO, (ii) shall represent, as indicated on the face of such new UPO, the right to purchase the Units and Warrants then underlying this UPO (or in the case of a new UPO being issued pursuant to Section 7(a) or Section 7(c), the Units and Warrants designated by the Holder which, when added to the number of Units and Warrants underlying the other new UPOs issued in connection with such issuance, does not exceed the number of Units and Warrants then underlying this UPO), (iii) shall have an issuance date, as indicated on the face of such new UPO which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this UPO.

8.            NOTICES. The Company shall provide Holder with prompt written notice of all actions taken pursuant to this UPO. Whenever notice is required to be given under this UPO, unless otherwise provided herein, such notice shall be given in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and (c) will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by email, upon electronic confirmation of receipt, and will be delivered and addressed as follows:

(i)	if to the Company, to:

Direct Digital Holdings, Inc.

1233 West Loop South, Suite 1170

Houston, TX 77027

Attn: Mark Walker, Chairman and Chief Executive Officer

Email: mwalker@directdigitalholdings.com

with a copy to:

McGuireWoods LLP

1251 Avenue of the Americas, 20th Floor

New York, NY 10020

Attn: Stephen E. Older, Esq.

   Rakesh Gopalan, Esq.

   David S. Wolpa, Esq.

Email: solder@mcguirewoods.com

    rgopalan@mcguirewoods.com

    dwolpa@mcguirewoods.com

(ii)            if to the Holder, at the address of the Holder appearing on the books of the Company.

9.            AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this UPO may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders. Any such amendment shall apply to all UPOs and be binding upon all registered holders of such UPOs.

10.          GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. This UPO shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this UPO, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this UPO and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this UPO. The Company and, by accepting this UPO, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this UPO, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS UPO AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11.            CONSTRUCTION; HEADINGS. This UPO shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this UPO are for convenience of reference and shall not form part of, or affect the interpretation of, this UPO.

12.            DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Units or Warrants, the Company shall submit the disputed determinations or arithmetic calculations via email within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Units or Warrants within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via email (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld, or (b) the disputed arithmetic calculation of the Units or Warrants to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the disputed determinations or calculations. The prevailing party (which, for purposes of this UPO, is the party whose determinations or calculations is closest to those of the investment bank or the accountant, as the case may be) in any dispute resolved pursuant to this Section 12 shall be entitled to the full amount of all reasonable expenses, including all costs and fees paid or incurred in good faith, in relation to the resolution of such dispute. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13.            REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this UPO shall be cumulative and in addition to all other remedies available under this UPO, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this UPO.

14.            TRANSFER. Subject to applicable laws and the restrictions set forth in this paragraph, this UPO may be offered for sale, sold, transferred or assigned without the consent of the Company. The Holder agrees that, pursuant to the Lock-Up Period (as defined below) contained in Rule 5110(e)(1) of the Financial Industry Regulatory Authority, Inc. (“FINRA”), it will not (a) sell, transfer, assign, pledge, hypothecate or otherwise transfer this UPO (including any Shares and Warrants issued or issuable hereunder); provided that the following will not be prohibited: (i) the transfer of this UPO or any Shares and/or Warrants to any member participating in the offering and/or to its officers or partners, its registered persons or affiliates, if all transferred securities remain subject to the lock-up restriction in Rule 5110(e)(1) for the remainder of the Lock-Up Period; (ii) the exercise of this UPO, if all securities received remain subject to the lock-up restriction in Rule 5110(e)(1) for the remainder of the Lock-Up Period; or (iii) the transfer or sale of this UPO or any Shares and/or Warrants to the Company in a transaction exempt from registration under the Securities Act of 1933, as amended. As used herein, the term “Lock-Up Period” means the period beginning on the date of the commencement of sales of the public offering contemplated by the Underwriting Agreement under the registration statement registering this UPO (the “Sales Commencement Date”) and ending on the one hundred eighty day anniversary of the Sales Commencement Date. In addition, notwithstanding the other terms of this UPO or any agreement between the Company and the Holder, the Holder agrees that, as required by FINRA Rule 5110, (i) this UPO may not be exercised more than five years from the Sales Commencement Date; (ii) the Holder shall not have more than one demand registration right at the Company’s expense; (iii) the Holder shall not have the right to demand registration of this UPO or the Units or Warrants more than five years after the Sales Commencement Date; (iv) the Holder shall not have the right to piggyback registration with respect to this UPO or the Units or Warrants more than seven years from the Sales Commencement Date; (v) this UPO may not have anti-dilution terms that allow the Holder and related persons to receive more shares or to exercise at a lower price than originally agreed upon at the time of the Offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; and (vi) this UPO may not have anti-dilution terms that allow the Holder and related persons to receive or accrue cash dividends prior to the exercise or conversion of the security.

15.            CERTAIN DEFINITIONS. For purposes of this UPO, the following terms shall have the following meanings:

(a)	“Bloomberg” means Bloomberg Financial Markets.

(b)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)            “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” published by OTC Markets Group Inc. or similar publisher of such quotations. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)            “Common Stock” means (i) the Company’s shares of Class A Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(e)            “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(f)            “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NYSE MKT, The Nasdaq Global Market or The Nasdaq Global Select Market.

(g)            “Expiration Date” means the fifth (5th) anniversary of the Exercisability Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded (a “Holiday”), the next date that is not a Holiday.

(h)            “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person (but excluding a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), or

(ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(i)            “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(j)            “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(k)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l)	“Principal Market” means The Nasdaq Capital Market.

(m)            “Required Holders” means, as of any date, the holders of at least a majority of the UPOs outstanding as of such date.

(n)            “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(o)            “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(p)            “Warrants” means the Warrants (both those included in the Units and those that are not included in the Units) registered for offer and sale pursuant to the Registration Statement.

(q)            “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” published by OTC Markets Group Inc. or similar publisher of such quotations. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Unit Purchase Option to be duly executed as of the Issuance Date set out above.

DIRECT DIGITAL HOLDINGS, INC.

By:	/s/ Mark D. Walker
Name:	Mark D. Walker
Title:	Chairman and Chief Executive Officer

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
UNIT PURCHASE OPTION TO PURCHASE COMMON STOCK

DIRECT DIGITAL HOLDINGS, INC.

The undersigned holder hereby exercises the right to purchase [Units (“Units”)][Warrants (“Warrants”)] of DIRECT DIGITAL HOLDINGS, INC., a Delaware corporation (the “Company”) securities, evidenced by the attached Unit Purchase Option. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Unit Purchase Option.

1.         Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to

[Units][Warrants]; and/or

a “Cashless Exercise” with respect to

[Units][Warrants].

2.         Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the [Units][Warrants] to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $______ ___  to the Company in accordance with the terms of the Unit Purchase Option.

3.         Delivery of Units. The Company shall deliver to the holder _______ [Units][Warrants] in accordance with the terms of the Unit Purchase Option and, after delivery of such [Units][Warrants], __________ [Units][Warrants] remain subject to the Unit Purchase Option.

Date:	______________________________________, _________________

Name of Registered Holder

By:
Name:
Title:

A-1

EXHIBIT B

ASSIGNMENT FORM

DIRECT DIGITAL HOLDINGS, INC.

(To assign the foregoing Unit Purchase Option, execute this form and supply required information. Do not use this form to purchase Units or Warrants.)

FOR VALUE RECEIVED, the foregoing Unit Purchase Option and all rights evidenced thereby are hereby assigned to

Name:	(Please Print)

Address:	(Please Print)

Dated:	,

Holder’s Signature:
Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Unit Purchase Option, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Unit Purchase Option.

B-1